EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-80177, 333-82249, 333-51878, 333-76272, 333-87618, 333-102434, 333-104169, 333-109895, 333-112022, 333-116187, 333-122054, 333-124092 and 333-146195) of F5 Networks, Inc., of our report dated August 6, 2007, with respect to the consolidated financial statements of Acopia Networks, Inc. and Subsidiaries, included in the Current Report on Form 8-K/A of F5 Networks, Inc. dated September 12, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 16, 2007